Exhibit 99.1

McAfee, Inc. Reports Record Quarterly Revenue and Operating Cash Flow for the First Quarter of 2009

SANTA CLARA, Calif.--(BUSINESS WIRE)--April 30, 2009--McAfee, Inc. (NYSE:MFE) today reported financial results for the first quarter ended March 31, 2009.

First Quarter Financial Highlights:

  Revenue reached a record $448 million, an increase of 21 percent compared with the same period last year
  Deferred revenue was $1.27 billion, up 17 percent compared with the same period last year
  Cash flow from operations reached $146 million, an increase of 105 percent compared with the same period last year
  GAAP and non-GAAP earnings per diluted share were $0.34 and $0.57, respectively
  Record non-GAAP earnings per diluted share of $0.57 included an after-tax benefit of approximately $0.03 per share from an insurance reimbursement related to historical litigation expenses and $0.02 per share dilution resulting from the acquisition of Secure Computing

Executive Commentary:

"McAfee’s first quarter 2009 performance reflected record quarterly revenue of $448 million and our continued focus on improving profitability and operating cash flow. Non-GAAP earnings per share for the first quarter of 2009 reached a record quarterly high, while operating cash flow increased 105 percent compared to the first quarter of 2008 to $146 million, also a quarterly record for the company," said Dave DeWalt, McAfee’s president and chief executive officer.

“Despite the challenging economic environment, McAfee continues to deliver strong financial results," continued DeWalt. "This financial stability is the platform on which McAfee is building industry leadership. Customers from the consumer to the largest enterprise see the value in our unique and comprehensive security solutions, which provide improved protection, increased manageability and better return on their security investments."

First Quarter Financial Summary and Operational Metrics:

$ in Millions, except per share and % data	Q1 2009	Q1 2008	% Change
Total Net Revenue	$447.7	$369.6	21%

GAAP Operating Income	$51.8	$53.2	(3%)
GAAP Net Income	$53.5	$30.2	77%
GAAP Net Income Per Share (Diluted)	$0.34	$0.18	87%

Non-GAAP Operating Income*	$113.6	$82.1	38%
Non-GAAP Net Income*	$88.6	$71.2	24%
Non-GAAP Net Income Per Share* (Diluted)	$0.57	$0.43	31%

Deferred Revenue	$1,269.4	$1,080.7	17%
Cash & Marketable Securities	$801.5	$1,293.1	(38%)

*A complete reconciliation of GAAP to non-GAAP results is set forth in the attachment to this press release.

Marking the 13th consecutive quarter of double-digit, year-over-year revenue growth, first quarter 2009 revenue reached $448 million, an increase of 21 percent, or $78 million, year-over-year. Secure Computing contributed $41 million to revenue, while foreign currency negatively impacted revenue by approximately $15 million year-over-year.

Deferred revenue at the end of the first quarter 2009 was $1.27 billion, a decrease of two percent or $24 million compared to the preceding quarter. Foreign currency negatively impacted deferred revenue by approximately $35 million compared to the preceding quarter.

Corporate Business:

  Revenue grew 28 percent to a record $276 million in the first quarter of 2009, compared with the same period last year
  In the first quarter of 2009, McAfee closed 350 deals of greater than $100,000 in value, including 41 deals over $500,000 and 16 deals of greater than $1 million in value

Consumer Business:

  Revenue reached a record $172 million in the first quarter of 2009, an increase of 12 percent compared with the same period last year
  In the first quarter of 2009, McAfee signed or extended 15 agreements and launched 69 new or enhanced online partnerships, bringing the total to over 200 brand name partners worldwide

North America:

  Revenue grew 34 percent to $254 million in the first quarter of 2009, compared with the same period last year
  North American revenue accounted for 57 percent of total revenue for the first quarter of 2009, compared with 51 percent of total revenue for the first quarter of 2008

International:

  Revenue grew seven percent to $194 million in the first quarter of 2009, compared with the same period last year. Foreign currency negatively impacted revenue by approximately $15 million year-over-year.
  As reported in U.S. dollars, year-over-year revenue from Europe, the Middle East and Africa declined one percent, Asia Pacific grew 14 percent, Japan grew 31 percent and Latin America grew 31 percent
  International revenue accounted for 43 percent of total revenue for the first quarter of 2009, compared with 49 percent of total revenue for the first quarter of 2008

Key Announcements:

  McAfee has entered into a global reseller agreement with HP where HP will sell McAfee’s entire line of enterprise security products and services globally
  Leading research firm Gartner, Inc. has placed the company in the leader’s quadrant in its “Magic Quadrant for Network Intrusion Prevention System Appliances, 1H09” as published in April 2009
  McAfee announced the release of its line of McAfee® Unified Threat Management (UTM) Firewalls
  McAfee announced availability of McAfee Web Protection Service—the industry’s first software-as-a-service (SaaS) Web security solution providing protection from malware and other Web-borne threats without any on-premise requirements
  McAfee announced a significant expansion to the McAfee Security Innovation Alliance™ (SIA) program. Since January 2009, McAfee has added 13 new “McAfee Compatible” solutions to its current SIA program and now has 59 SIA partners committed to helping customers drive operational savings with McAfee Compatible products. McAfee has also opened the program to System Integrators.
  McAfee announced that it has won three 2009 SC Magazine Awards in the following categories, Best Security Company, Best Endpoint Security Solution and Best Email Security Solution

Balance Sheet and Cash Flow Summary:

At March 31, 2009, the company reported cash and marketable securities of $801 million, compared with $594 million at the end of the fourth quarter of 2008. This quarter-over-quarter increase was primarily due to increased operating cash flow generation, as well as a $100 million unsecured term loan drawn down in January 2009 as part of a credit agreement entered into with a group or consortium of banks in late 2008.

During the first quarter of 2009, the company generated approximately $146 million in cash flow from operations, up 105 percent compared with the first quarter of 2008. Operating cash flow used during the quarter includes approximately $14 million for a litigation settlement. Days sales outstanding (DSOs) were 48 days compared to 48 days for the same period last year.

Deferred revenue was $1.269 billion at the end of the first quarter of 2009, including a negative foreign currency impact of approximately $35 million quarter-over-quarter. Approximately 81 percent of revenue during the first quarter of 2009 came from prior period deferred revenue.

Financial Outlook:

McAfee expects net revenue in the second quarter of 2009 of $455 million to $475 million.

The company expects second quarter 2009 GAAP net income of $0.28 to $0.32 per diluted share and non-GAAP net income of $0.54 to $0.58 per diluted share. Non-GAAP net income of $0.54 to $0.58 per diluted share is expected to include $0.01 to $0.02 per share dilution from the acquisition of Secure Computing.

This guidance reflects an assumed 12 percent annual GAAP tax rate and a 24 percent annual non-GAAP tax rate for 2009. Guidance does not reflect the future impact of the company’s stock repurchase program. See the reconciliation of projected GAAP net income per share to projected non-GAAP net income per share attached to this press release.

Conference Call Information:

  The company will host a conference call today at 1:30 P.M. Pacific, 4:30 P.M. Eastern to discuss its quarterly results. Participants should call (800) 809-7467 (U.S. toll-free) or (706) 679-4671 (international). The passcode is 88151192.
  Attendees should dial in at least 15 minutes prior to the conference call
  A replay of the call will be available until May 14, by calling (800) 642-1687 (U.S. toll-free) or (706) 645-9291 (international)
  A Web cast of the call may also be found on the Internet through McAfee’s Investor Relations Web site at http://investor.mcafee.com

Disclosure Statements and Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to reporting financial results in accordance with GAAP, we also consider adjusted gross profit, operating income and net income, which we refer to as “non-GAAP gross profit,” “non-GAAP operating income” and “non-GAAP net income.” In calculating non-GAAP gross profit, non-GAAP operating income and non-GAAP net income, management excludes certain items to facilitate its review of the comparability of the company's operating performance on a period-to-period basis because such items are not, in management's review, related to the company's ongoing operating performance.

Non-GAAP gross profit excludes amortization of purchased technology and patents, non-cash stock-based compensation charges and stock-based compensation charges related to tender offer. Non-GAAP net income and non-GAAP operating income exclude amortization of purchased technology, patents and intangibles, non-cash stock-based compensation charges and stock-based compensation charges related to tender offer, acquisition related costs, loss on sale/disposal of assets and technology, restructuring charges, investigation-related and other costs, impairment of marketable securities, provision for income taxes and certain other items. Management used a 27 percent non-GAAP effective tax rate to calculate non-GAAP net income in 2008. For 2009, management uses an assumed 24 percent non-GAAP effective tax rate. Management believes the 24 percent effective tax rate is reflective of a long-term normalized tax rate under the global McAfee legal entity and tax structure.

We present non-GAAP gross profit, non-GAAP operating income and non-GAAP net income because we consider each to be an important supplemental measure of our performance. Management uses these non-GAAP financial measures to make operational and investment decisions, to evaluate the company’s performance, to forecast and to determine compensation. Further, management utilizes these performance measures for purposes of comparison with its business plan and individual operating budgets and allocation of resources. In addition, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

We further believe that these non-GAAP financial measures are useful to investors in providing greater transparency to the information used by management in its operational decision making. We believe that calculating non-GAAP gross profit, non-GAAP operating income and non-GAAP net income also facilitates a comparison of McAfee’s underlying operating performance with that of other companies in our industry, which may from time to time use similar non-GAAP financial measures to supplement their GAAP results. However, non-GAAP gross profit, non-GAAP operating income and non-GAAP net income have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for GAAP gross profit, operating income and net income or any other performance measure determined in accordance with GAAP. In the future, we expect to continue to incur expenses similar to certain of the non-GAAP adjustments described above and exclusion of these items in the presentation of our non-GAAP financial measures should not be construed as an inference that all of these costs are unusual, infrequent or non-recurring. Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as analytical tools. Some of the limitations in relying on non-GAAP net income are:

  Amortization of purchased technology, patents and intangibles, though not directly affecting our current cash position, represents the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.
  The company regularly engages in acquisition and integration activities as part of its ongoing business. Therefore, we expect to continue to experience acquisition and retention bonuses, direct acquisition costs and integration costs related to acquisition activity in future periods.
  The company’s income tax expense will ultimately be based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 24 percent rate assumed in our non-GAAP financial measures for 2009 and the 27 percent rate assumed in our non-GAAP financial measures for 2008.
  Other companies, including companies in our industry, may calculate non-GAAP net income differently than we do, limiting its usefulness as a comparative tool

In addition, many of the adjustments to our GAAP financial statements result in the exclusion of items that are recurring and will be reflected in the company’s financial results for the foreseeable future. The company compensates for these limitations by providing specific information regarding the GAAP amounts excluded from the non-GAAP financial measures. The company further compensates for the limitations of our use of non-GAAP financial measures by presenting comparable GAAP measures more prominently. The company evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial measure.

Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our GAAP gross profit, operating income and net income. For more information, see the consolidated statements of income and the “Reconciliation of GAAP to Non-GAAP Financial Measures” contained in this press release.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements regarding the preliminary results for the quarter ended March 31, 2009, guidance on expected results for the second quarter of 2009, the assumed tax rates for the second quarter and full-year 2009, and statements about McAfee’s financial stability, business strategy, business momentum, market position, relationships, opportunities, and the value of McAfee’s security solutions. Actual results could vary, perhaps materially, and the expected results may not occur. In particular, actual results are subject to other risks, including that McAfee may not achieve its planned revenue realization rates or sales targets, succeed in its efforts to grow its business or combat effectively the security threats of the future, build upon its technology leadership, leverage its relationships and opportunities to the degree expected, or capture market share, notwithstanding related commitment or related investment. The company may not benefit from its acquisitions, strategic alliances or partnerships as anticipated, customers may not respond as favorably as anticipated to the company’s product or technical support offerings, the company’s product and service offerings may not continue to interoperate effectively with newly developed operating systems, the company may experience delays in product development or the release of previously announced products, the company may experience delayed or lost sales and revenue as a result of outages in integrated systems on which it is highly dependent, the company may not satisfactorily anticipate or meet its customers’ needs or expectations, or the industry shift to security suites may not be adopted to the extent anticipated. Actual results are also subject to a number of other factors, including customer and distributor demand fluctuations, currency fluctuations and macro and other economic conditions both in the United States and internationally including the current credit crisis and adverse global economic conditions. The Company may experience further declines in the fair value of its investment securities or realize losses relating to other than temporary declines in its investment securities given the current credit crisis and adverse global economic conditions. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in McAfee’s filings with the SEC including its annual report on Form 10-K for the period ended December 31, 2008. McAfee does not undertake to update any forward looking statements.

About McAfee, Inc.:

McAfee, Inc., headquartered in Santa Clara, California, is the world's largest dedicated security technology company. McAfee is relentlessly committed to tackling the world’s toughest security challenges. The company delivers proactive and proven solutions and services that help secure systems and networks around the world, allowing users to safely connect to the Internet, browse and shop the web more securely. Backed by an award-winning research team, McAfee creates innovative products that empower home users, businesses, the public sector and service providers by enabling them to prove compliance with regulations, protect data, prevent disruptions, identify vulnerabilities, and continuously monitor and improve their security. http://www.mcafee.com

McAfee and/or other noted McAfee related products contained herein are registered trademarks or trademarks of McAfee, Inc., and/or its affiliates in the U.S. and/or other countries. McAfee Red in connection with security is distinctive of McAfee brand products. Any other non-McAfee related products, registered and/or unregistered trademarks contained herein are only by reference and are the sole property of their respective owners. © 2009 McAfee, Inc. All rights reserved.

MCAFEE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (Unaudited)

	March 31, 2009	December 31, 2008

Assets:
Cash and marketable securities	$801,480	$593,725
Accounts receivable, net	240,411	322,986
Prepaid expenses, income taxes and other current assets	294,033	260,181
Property and equipment, net	112,356	114,435
Deferred taxes	606,852	614,807
Goodwill, intangibles and other long term assets, net	1,518,144	1,551,747
Total assets	$3,573,276	$3,457,881

Liabilities:
Accounts payable	$52,958	$41,529
Accrued liabilities	273,016	298,003
Current debt	100,000	-
Deferred revenue	1,269,352	1,293,110
Accrued taxes and other long term liabilities	59,201	72,751
Total liabilities	1,754,527	1,705,393

Stockholders' Equity:
Common stock	1,832	1,812
Treasury stock	(836,365)	(819,861)
Additional paid-in capital	2,089,526	2,053,245
Accumulated other comprehensive income	(25,984)	(18,992)
Retained earnings	589,740	536,284
Total stockholders' equity	1,818,749	1,752,488
Total liabilities and stockholders' equity	$3,573,276	$3,457,881

MCAFEE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2009	2008

Net revenue	$447,709	$369,641

Cost of net revenue (1)	93,662	76,376
Amortization of purchased technology and patents	19,394	13,560

Gross profit	334,653	279,705

Operating costs:

Research and development (1)	78,183	58,308

Sales and marketing (1) (2)	148,631	120,827

General and administrative (1) (2)	37,633	38,841

Amortization of intangibles	9,995	5,340

Restructuring charges	5,060	71

Acquisition related costs	3,276	1,692

Loss on sale/disposal of assets and technology	59	3

Investigation-related and other costs	46	1,376

Total operating costs	282,883	226,458

Income from operations	51,770	53,247

Interest and other income, net	2,977	15,497

Impairment of marketable securities	(710)	-

Income before provision for income taxes	54,037	68,744

Provision for income taxes	581	38,575

Net income	$53,456	$30,169

Net income per share - basic	$0.35	$0.19
Net income per share - diluted	$0.34	$0.18

Shares used in per share calculation - basic	153,721	160,992
Shares used in per share calculation - diluted	156,169	164,867

(1)	Cash and non-cash stock-based compensation charges are included as follows:
Cost of net revenue	$1,171	$444
Research and development	6,850	3,621
Sales and marketing	9,763	3,896
General and administrative	6,251	3,915
	$24,035	$11,876

(2)	In 2008, we reclassified $2.8M of sales order operation related expenses from general and administrative to sales and marketing expenses to conform with current year presentation.

MCAFEE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (Unaudited)

	Three Months Ended March 31,
	2009	2008

Cash flows from operating activities:
Net income	$53,456	$30,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,909	28,489
Impairment of marketable securities	710	-
Amortization of discount on debt	389	-
Non-cash restructuring charge	3,912	(281)
Deferred income taxes	4,113	34,587
Decrease in fair value of options accounted for as liabilities	-	(5,483)
Non-cash stock-based compensation expense	24,035	11,657
Excess tax benefits from stock-based compensation	(4,241)	(9,520)
Other non-cash items	580	(3,247)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	74,018	45,321
Prepaid expenses, prepaid taxes and other assets	5,865	(10,823)
Accounts payable	10,583	(7,741)
Accrued taxes and other liabilities	(80,287)	(32,860)
Deferred revenue	10,934	(8,894)
Net cash provided by operating activities	145,976	71,374
Cash flows from investing activities:
Purchase of marketable securities	(133,932)	(178,052)
Proceeds from sales of marketable securities	10,147	114,451
Proceeds from maturities of marketable securities	17,292	151,464
Acquisitions, net of cash acquired	(2,455)	(55,041)
Increase in restricted cash	-	(12)
Purchase of property, equipment and leasehold improvements	(11,029)	(10,493)
Net cash (used in) provided by investing activities	(119,977)	22,317
Cash flows from financing activities:
Proceeds from issuance of common stock from option plans	7,757	53,677
Excess tax benefits from stock-based compensation	4,241	9,520
Repurchase of common stock	(16,504)	(127,175)
Proceeds from debt	100,000	-
Net cash provided by (used in) financing activities	95,494	(63,978)
Effect of exchange rate fluctuations on cash	(18,998)	30,441
Net increase in cash and cash equivalents	102,495	60,154
Cash and cash equivalents at beginning of period	483,302	394,158
Cash and cash equivalents at end of period	$585,797	$454,312

MCAFEE, INC. AND SUBSIDIARIES RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (in thousands, except per share data) (Unaudited)

		Three Months Ended March 31,
		2009	2008
Net revenue:
GAAP net revenue		$447,709	$369,641

Gross profit:
GAAP gross profit		$334,653	$279,705
Non-cash stock-based compensation charges and stock-based compensation charges related to tender offer	(A)	1,171	465
Amortization of purchased technology and patents	(B)	19,394	13,560
Non-GAAP gross profit		$355,218	$293,730

Operating income:
GAAP operating income		$51,770	$53,247
Non-cash stock-based compensation charges and stock-based compensation charges related to tender offer	(A)	24,035	12,258
Amortization of purchased technology and patents	(B)	19,394	13,560
Amortization of intangibles	(B)	9,995	5,340
Restructuring charges	(C)	5,060	71
Acquisition related costs	(D)	3,276	1,692
Loss on sale/disposal of assets and technology	(E)	59	3
Investigation-related and other costs	(F)	46	1,376
Change in fair value of stock-based liability awards	(G)	-	(5,483)
Non-GAAP operating income		$113,635	$82,064

Net income:
GAAP net income		$53,456	$30,169
Non-cash stock-based compensation charges and stock-based compensation charges related to tender offer	(A)	24,035	12,258
Amortization of purchased technology and patents	(B)	19,394	13,560
Amortization of intangibles	(B)	9,995	5,340
Restructuring charges	(C)	5,060	71
Acquisition related costs	(D)	3,276	1,692
Loss on sale/disposal of assets and technology	(E)	59	3
Investigation-related and other costs	(F)	46	1,376
Change in fair value of stock-based liability awards	(G)	-	(5,483)
Impairment of marketable securities	(H)	710	-
Provision for income taxes	(I)	581	38,575
Non-GAAP income before provision for income taxes		116,612	97,561

Non-GAAP provision for income taxes	(J)	27,987	26,341
Non-GAAP net income		$88,625	$71,220

Net income per share - diluted: *
GAAP net income per share - diluted		$0.34	$0.18
Non-cash stock-based compensation charges and stock-based compensation charges related to tender offer adjustment per share per share	(A)	0.15	0.07
Other adjustments per share	(B)-(J)	0.07	0.17

Non-GAAP net income per share - diluted *		$0.57	$0.43

Shares used to compute Non-GAAP net income per share - diluted		156,169	164,867

*

Non-GAAP net income per share is computed independently for each period presented. The sum of GAAP net income per share and non-GAAP adjustments may not equal non-GAAP net income per share due to rounding differences.

This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For a detailed explanation of the adjustments made to comparable GAAP measures, the reasons why management uses these measures, the usefulness of these measures and the material limitations of these measures, see items (A) through (J).

Items (A) through (J) on the “Reconciliation of GAAP to Non-GAAP Financial Measures” table are listed to the right of certain categories under “Gross profit,” “Operating income,” “Net income” and “Net income per share - diluted” and correspond to the categories explained in further detail below under paragraphs (A) through (J).

While we currently do not believe a non-GAAP net revenue metric is meaningful, GAAP net revenue has been provided to enable an understanding of the relationships between GAAP net revenue and the GAAP and non-GAAP financial measures included in the table above. As an example, this facilitates non-GAAP expense to revenue analysis. The non-GAAP financial measures are non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per share - diluted, which adjust for the following items: non-cash stock-based compensation charges and stock-based compensation charges related to tender offer, amortization of purchased technology, patents and intangibles, restructuring charges, acquisition related costs, loss on sale/disposal of assets and technology, investigation related and other costs, change in fair value of stock-based liability awards, impairment of marketable securities, income taxes and certain other items. We believe that the presentation of these non-GAAP financial measures is useful to investors, and such measures are used by our management, for the reasons associated with each of the adjusting items as described below:

(A)

Non-cash stock-based compensation charges and stock-based compensation charges related to tender offer consist of non-cash charges relating to stock-based awards issued to employees and outside directors including stock options, restricted stock awards and units, restricted stock units with performance-based vesting and our Employee Stock Purchase Plan determined in accordance with SFAS 123R. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of non-cash stock-based compensation charges allows for more accurate comparisons of our operating results to our peer companies, and for a more accurate comparison of our financial results to previous periods. In addition, the Company believes it is useful to investors to understand the specific impact of the application of SFAS 123R on our operating results. The amount in 2008 also includes stock-based compensation charges related to the tender offer.

(B)

Amortization of purchased technology, patents, and intangibles are non-cash charges that can be impacted by the timing and magnitude of our acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of other companies in its industry.

(C)

Restructuring charges include excess facility and asset-related restructuring charges and severance costs resulting from reductions of personnel driven by modifications to the Company’s business strategy, such as acquisitions or divestitures. These costs may vary in size based on the Company’s restructuring plan. In addition, the Company’s assumptions are continually evaluated, which may increase or reduce the charges in a specific period. The Company’s management excludes these costs when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these charges when presenting non-GAAP financial measures.

(D)

Acquisition related costs include expenses associated with integration activities of acquisitions and acquisition retention bonuses and severance. These expenses vary significantly in size and amount and are disregarded by the Company’s management when evaluating and predicting earnings trends because these charges are unique to specific acquisitions, and are therefore excluded by the Company when presenting non-GAAP financial measures.

(E)

Loss on sale/disposal of assets and technology relate to the sale or disposal of assets of the Company. These losses or gains can vary significantly in size and amount. The Company’s management excludes these losses or gains when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these items when presenting non-GAAP financial measures. In addition, in periods where the Company realizes gains or incurs losses on the sale of assets and/or technology, the Company believes it is useful to investors to highlight the specific impact of these amounts on its operating results.

(F)

Investigation- related and other costs are charges related to discrete and unusual events where the Company has incurred significant costs which, in the Company’s view, are not incurred in the ordinary course of operations. Recent examples of such charges include legal expenses related to the special committee investigation into the Company’s past stock option granting practices which was completed in December 2007. The Company’s management excludes these costs when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these charges when presenting non-GAAP financial measures. Further, the Company believes it is useful to investors to understand the specific impact of these charges on its operating results.

(G)

Change in fair value of stock-based liability awards constitutes the expense or benefit associated with the change in fair value of stock-based liability awards at the end of the each reporting period. The Company’s management excludes these (benefits) costs when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these amounts when presenting non-GAAP financial measures.

(H)

Impairment of marketable securities constitutes the “other than temporary” decline in the fair value of the Company’s available-for-sale securities. The Company’s management excludes these losses when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes this loss when presenting non-GAAP financial measures.

(I)	Provision for income taxes is our GAAP provision that must be added back to GAAP net income to reconcile to non-GAAP income before taxes.

(J)

Non-GAAP provision for income taxes reflects a 24% non-GAAP effective tax rate in 2009 and a 27% non-GAAP effective tax rate in 2008 which is used by the Company’s management to calculate non-GAAP net income. Management believes that the 24% and 27% effective tax rate in each respective period is reflective of a long-term normalized tax rate under the global McAfee legal entity and tax structure as of the respective period end.

MCAFEE, INC. AND SUBSIDIARIES PROJECTED GAAP REVENUE AND RECONCILIATION OF PROJECTED GAAP NET INCOME PER SHARE TO PROJECTED NON-GAAP NET INCOME PER SHARE (Unaudited)

Q2 FY'09
Projected GAAP revenue range	$455M - $475M

Projected net income per share reconciliation:
Projected GAAP net income per share range - diluted	$0.28 - $0.32

Add back:
Projected non-cash stock-based compensation adjustment per share, net of tax (1)	$0.13 - $0.17
Projected other adjustments per share, net of tax (2)	$0.09 - $0.13

Projected non-GAAP net income per share range - diluted*	$0.54 - $0.58

*	We believe that providing a forecast of the non-GAAP items set forth above is useful to investors, and such items are used by our management, for the reasons associated with each of the adjusting items as described below.

(1)

Non-cash stock-based compensation charges consist of non-cash charges relating to stock-based awards issued to employees and outside directors including stock options, restricted stock awards and units, restricted stock units with performance-based vesting and our Employee Stock Purchase Plan determined in accordance with SFAS 123R. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of non-cash stock-based compensation charges allows for more accurate comparisons of our operating results to our peer companies, and for a more accurate comparison of our financial results to previous periods. In addition, the Company believes it is useful to investors to understand the specific impact of the application of SFAS 123R on our operating results.

(2)	Other adjustments include amortization of purchased technology, patents, and intangibles, investigation-related and other costs, restructuring charges, acquisition related costs, loss/gain on sale/disposal of assets and technology, income taxes and certain other items. We exclude these items because we believe they are not directly related to the operation of our business. A more detailed explanation of the reasons why we exclude these categories from our GAAP net income is contained in paragraphs (B) through (J) above under the table entitled “Reconciliation of GAAP to Non-GAAP Financial Measures.”

For Q2 FY’09, this guidance reflects an assumed annual GAAP tax rate of 12% and an annual non-GAAP tax rate of 24%.

MCAFEE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED REVENUE BY PRODUCT GROUPS (in thousands) (Unaudited)

	Three Months Ended March 31, 2009		Three Months Ended December 31, 2008		Three Months Ended September 30, 2008		Three Months Ended June 30, 2008		Three Months Ended March 31, 2008

McAfee Corporate	$275,975	62%	$260,615	61%	$246,713	60%	$239,998	60%	$216,411	59%

McAfee Consumer	171,734	38%	163,372	39%	162,966	40%	156,760	40%	153,230	41%

Total McAfee	$447,709	100%	$423,987	100%	$409,679	100%	$396,758	100%	$369,641	100%

CONTACT:
McAfee, Inc.
Kelsey Doherty, 917-842-0334 (Investors)
kelsey_doherty@mcafee.com
Brandie Claborn, 972-987-2124 (Investors)
brandie_claborn@mcafee.com
Tracy Ross, 650-245-8466 (Media)
tracy_ross@mcafee.com